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                                                                   EXHIBIT 99.1


                               TIGERA GROUP, INC.
                               645 Madison Avenue
                            NEW YORK, NEW YORK 10022


NEWS RELEASE


FOR IMMEDIATE RELEASE                                          CONTACT:
Friday May 31, 1996                                            Donald R. Dwight
                                                               (603) 795-2800



                       TIGERA GROUP COMPLETES ACQUISITION
                         OF CONNECTIVITY PRODUCTS, INC.



          New York, N.Y. -- May 31 -- Tigera Group, Inc. (OTC:TYGR) today completed the purchase of 85 percent of the capital stock of Connectivity Products, Inc. (CPI), a privately held company in the wire and cable manufacturing, distribution and assembly business. The remaining 15 percent ownership is held by the company's founders, who are continuing to manage the business.

          Tigera purchased its 85 percent interest from the founders for approximately $8.0 million, and also granted stock options to the founders and other employees of CPI to purchase approximately seven percent of Tigera. Tigera, which is investing additional funds of approximately $1.5 million for working capital at closing, has also committed to invest $2.0 million in preferred stock equity in Connectivity to fund expansion.

          Tigera also announced the completion of a recapitalization of CPI and a commitment of an approximate $45 million senior credit facility to CPI from the First National Bank of Boston and NBD Bank. At the closing, a total of approximately $32 million of bank debt was taken down and $6.0 million of subordinated debt was seller financed.

          CPI consists of three operating divisions: BSCC Corp. in Leominster, the manufacturing facility; Energy Electric Cable in Detroit, distribution, and Energy Electric Assembly, also Detroit, assembly. In addition, the company has numerous distribution warehouses in the Southeast and Midwest.

          CPI, with corporate headquarters in Leominster, Mass., was formed by the merger of its three operating divisions in October 1995. CPI increased its sales from approximately $44 million in 1992 to approximately $89 million in 1995, without acquiring any operating companies. The two
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major market segments served by Connectivity are industrial (security, automation, signal and sound) and communications (networking, voice and data), which together constituted over 90 percent of 1995 sales.

          James S. Harrington, CPI's chief executive and a founder, became president and chief executive of Tigera at the close of the transaction. He succeeds Donald T. Pascal, who moved to chairman of Tigera's Board of Directors, succeeding Co-Chairmen Deborah A. Farrington and Louis Marx, Jr., both of whom remain on the board.

          Three other founder executives of CPI, Duane Gawron, John Pylak and Kurt Cieszkowski, were elected senior vice presidents of Tigera. In addition, Messrs. Harrington, Gawron and Pylak have joined Tigera's Board of Directors, increasing the board to 12 members.

          Tigera, which has net assets of about $12 million, has been seeking to commit those funds to purchase a significant position in an attractive operating company for several years. With the Connectivity transaction, future acquisitions will be focused in the wire and cable industry.